                              EXHIBIT 11

           COMMERCE GROUP CORP. AND CONSOLIDATED SUBSIDIARIES

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             SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE

                                           Years Ended March 31

                                      2010          2009

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BASIC/DILUTED

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Net income (loss) for primary

 income per common share          $(4,877,960)  $(30,016,783)

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Weighted average number of

 common shares outstanding

 during the year - basic/diluted    30,750,869     30,723,711

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Income (loss) per common

 share - basic/diluted            $      (.16)  $       (.98)

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